Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 and related Prospectus (File No. 333-208718) dated April 18, 2016 of our report dated February 2, 2016, except for the subsequent events noted in Note 15, as to which the date is April 18, 2016, with respect to the consolidated financial statements of Cancer Prevention Pharmaceuticals, Inc. and Subsidiaries for each of the two years ended December 31, 2015, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 18, 2016